Exhibit 10.2

PROFLOWERS, INC.

SERIES B CONVERTIBLE PREFERRED

STOCK PURCHASE AGREEMENT

Dated as of December 29, 1999

PROFLOWERS, INC.

SERIES B CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

THIS AGREEMENT is made as of December 29th, 1999, by and between ProFlowers, Inc., a Delaware corporation, with headquarters at 7863 Girard Avenue, Suite 302, La Jolla, California 92037 (the “Company”), and the investor listed on Schedule 1.2 hereto (the “Purchaser”). In consideration of mutual promises, covenants and conditions hereinafter set forth, the parties hereby agree as follows:

1. Authorization and Sale of the Shares.

1.1 Authorization; Filing of Articles of Incorporation. The Company has authorized the issuance and sale at the Initial Closing and one or more Additional Closings (as defined below) pursuant to the terms and conditions hereof of up to 7,000,000 shares of its Series B Convertible Preferred Stock (the “Preferred Shares”), having the rights, restrictions, privileges and preferences as set forth in the form of the Amended and Restated Certificate of Incorporation of the Company (the “Certificate”) attached hereto as Exhibit A. The Company shall adopt and file the Certificate with the Secretary of State of Delaware on or before the Initial Closing (as defined below).

1.2 Sale and Issuance of the Preferred Shares. Subject to the terms and conditions hereof, at the Initial Closing the Company will issue and sell to Purchaser and Purchaser will purchase from the Company 4,573,171 Preferred Shares for a consideration of $6.56 per share. In addition, Purchaser shall convert an aggregate principal amount of $4,754,764 in Convertible Promissory Notes plus accrued interest thereon of $56,380 into 733,406 Preferred Shares at the Initial Closing. The total number of Preferred Shares to be sold by the Company to Purchaser and the aggregate consideration to be received by the Company from Purchaser (the “Purchase Price”) is set forth in Schedule 1.2 (as such Schedule may be updated from time to time).

1.3 Additional Closing(s).

(a) Conditions of Additional Closing(s). At any time and from time to time during the period sixty days immediately following the Initial Closing (the “Additional Closing Period”), upon satisfaction or waiver of the conditions set forth in Section 5 herein and subject to the terms and conditions hereof, the Company may, at one or more additional closings (each, an “Additional Closing”), offer and sell to other investors (the “Additional Purchasers”), at a price of $6.56 per share, up to a maximum of 1,524,390 Preferred Shares in the aggregate, provided that any such Additional Purchasers must be approved in writing by the Purchaser, in its sole discretion.

(b) Amendments. The Company and the Additional Purchasers purchasing Preferred Shares at each Additional Closing will execute counterpart signature pages to this Agreement, the Amended and Restated Stockholders’ Agreement attached hereto as Exhibit B (the “Stockholders’ Agreement”) and the Investors’ Rights Agreement attached hereto as Exhibit C (the “Rights Agreement”), and such Additional Purchasers will, upon delivery to the Company of such signature pages, become parties to, and bound by, this Agreement, the Stockholders’ Agreement and the Investors’ Agreement (collectively, the “Related Agreements”), each to the same extent as if they had been Purchasers at the Initial Closing. Immediately after each Additional Closing, Schedule 1.2 to this Agreement will be amended to list the Additional Purchasers hereunder and the number of Preferred Shares purchased by each Additional Purchaser under this Agreement at each such Additional Closing. The Company will promptly furnish to each Purchaser copies of the amendments to Schedule 1.2 referred to in the preceding sentence.

(c) Status of Additional Purchasers. Upon the completion of each Additional Closing as provided in this Section 2, each Additional Purchaser will be deemed to be a “Purchaser” for all purposes of this Agreement and the Related Agreements.

(d) Authorized Shares Not Fully Sold. If fewer than all of the authorized Preferred Shares are sold by the end of the Additional Closing Period, then the Company will promptly take all actions as may be necessary to amend the Company’s Certificate to (i) reduce the number of authorized Preferred Shares to the number of Preferred Shares then issued and outstanding, plus three percent (3%) and (ii) reduce the authorized number of shares of Preferred Stock (as defined in Section 3.4 below) to the sum of the number of authorized shares of each series of Preferred Stock after giving effect to the adjustment in clause (i) above.

2. Closings; Delivery.

2.1 Closing Date. The initial closing (the “Initial Closing”) of the purchase and sale of the Preferred Shares to Purchaser shall take place at the offices of Brobeck, Phleger & Harrison LLP at 10:30 a.m., on December 29, 1999, or at such other time and place as the Company and the Purchaser may agree. At the Initial Closing, the Company will sell to the Purchaser and the Purchaser will buy from the Company the number of Preferred Shares set forth opposite Purchaser’s name on Schedule 1.2 hereto. The date of the Initial Closing shall be referred to as the “Closing Date.”

2.2 Delivery. Subject to the terms of this Agreement, at the Initial Closing, the Company shall deliver to Purchaser a certificate (or certificates) registered in such Purchaser’s name representing the number of Preferred Shares purchased against payment of the Purchase Price for all such Preferred Shares purchased. One half of the cash Purchase Price shall be payable by check or wire transfer, and one half of the cash Purchase Price shall be payable in the form of a promissory note by Purchaser in favor of the Company, substantially in the form of Exhibit D attached here (the “Note”).

2.3 Use of Proceeds. The Company shall use the proceeds upon the sale of the Preferred Shares for general working capital purposes.

3. Representations and Warranties of the Company. In order to induce the Purchaser to purchase the Preferred Shares, the Company makes the following representations and warranties, subject to the exceptions set forth on the Disclosure Schedule attached hereto as Exhibit E. As used herein, the term “to the Company’s best knowledge” or “to the best knowledge of the Company” shall mean the actual knowledge of each of the officers and directors of the Company after reasonable inquiry and investigation.

3.1 Organization, Good Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and to carry on its business as currently conducted or as proposed to be conducted. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the failure to do so would constitute a Material Adverse Change (as defined in Section 3.6 below).

3.2 Authorization. The Company has all necessary corporate power and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of this Agreement, the Rights Agreement, and the Stockholders’ Agreement and any other agreements or instruments executed by the Company in connection herewith or therewith and the consummation of the transactions contemplated herein or therein, and for the due authorization, issuance and delivery of the Preferred Shares. The Preferred Shares that are being issued to Purchaser hereunder, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, the Related Agreements and applicable state and federal securities laws. This Agreement, the Related Agreements and the other agreements and instruments executed by the Company in connection herewith or therewith will each be a valid and binding obligation of the Company enforceable in accordance with its respective terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors, (ii) rules of law governing specific performance, injunctive relief or other equitable remedies (whether considered in a proceeding at law or in equity) or (iii) indemnification provisions to the extent limited by statutes, judicial decisions or public policy considerations.

3.3 Government Approvals. No consent, approval, license or authorization of, or designation, declaration or filing with, any court or governmental authority is or will be required on the part of the Company in connection with the execution, delivery and performance by the Company of this Agreement, any of the Related Agreements and any other agreements or instruments executed by the Company in connection herewith or therewith, or in connection with the issuance of the Preferred Shares the failure of which to obtain would cause a Material Adverse Change, except for: (i) the filing of a Notice of Transaction pursuant to Section 25102(f) of the California Corporate Securities Law of 1968, as amended, and the rules thereunder, which filing will be effected within the time prescribed by law, and (ii) such other filings required pursuant to applicable federal and state securities laws and blue sky laws, which filings will be effected within the required statutory period.

3.4 Capitalization. The authorized capital stock of the Company as of the Closing Date and immediately prior to the Closing Date is 40,000,000 shares of Common Stock and 7,300,000 shares of Preferred Stock, 300,000 of which have been designated Series A Preferred Stock and 7,000,000 of which have been designated as Series B Preferred Stock. There are issued and outstanding 16,385,958 shares of the Company’s Common Stock and 221,715 shares of the Company’s Series A Preferred Stock. There are no issued and outstanding shares of Series B Preferred Stock immediately prior to the Closing. The holders of record of the currently issued and outstanding shares of Common Stock and Series A Preferred Stock immediately prior to the Closing are as set forth in the Disclosure Schedule. All such issued and outstanding shares have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Except as set forth in the Related Agreements and the Disclosure Schedule, there are no other outstanding rights, options, warrants, conversion rights or agreements, orally or in writing, for the purchase or acquisition from the Company of any shares of its capital stock (and a list of the holders of such outstanding rights, options, warrants, conversion rights and agreements for the purchase or acquisition from the Company of any shares of its capital stock is set forth in the Disclosure Schedule), except that the Company has (i) reserved 5,000,000 shares of its Common Stock for issuance under the Company’s 1998 Stock Option/Stock Issuance Plan to its employees, consultants, directors or officers and (ii) reserved 9,217,150 shares of its Common Stock for issuance upon conversion of the Series A Preferred Stock and Series B Preferred Stock into Common Stock of the Company. The Company is not a party or subject to any agreement or understanding between any persons or entities which affects or relates to the voting or giving of written consents with respect to any Preferred Shares or by any director of the Company, except as provided for in the Related Agreements.

3.5 Subsidiaries. The Company does not presently own or control, directly or indirectly, any interest in any other corporation, association or business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

3.6 Financial Information. The Company has attached hereto as Schedule 3.6 to the Disclosure Schedule its unaudited financial statements (balance sheet and statement of operations, statement of stockholders’ equity and statement of cash flows, including notes thereto) at each of June 30, 1998 and June 30, 1999, and for the three months ended September 30, 1999 (the “Financial Statements”). The Financial Statements are in accordance with the books and records of the Company and present fairly in accordance with generally accepted accounting principles applied on a basis consistent with prior periods the financial condition and results of operations of the Company as of the dates and for the periods shown, subject to year end adjustments which are not expected to be material, and subject to the absence of footnotes otherwise required. The Company has no liability, contingent or otherwise, that is not adequately reflected in or reserved against in the Financial Statements that could materially and adversely affect the financial condition of the Company. Since September 30, 1999, (i) there has been no Material Adverse Change (as defined below) in the business, assets, liabilities, condition (financial or otherwise), prospects or operations of the Company except for changes in the ordinary course of business which, individually or in the aggregate, have not been and are not likely to be materially adverse and (ii) none of the business, financial condition, operations, property, prospects or affairs of the Company has been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against. “Material Adverse Change” means any change in the business, conditions, affairs, prospects or operations of the Company (including all subsidiaries, if any), or any material impairment of the right or ability of the Company (including all subsidiaries, if any) to carry on its business as now conducted or as presently proposed to be conducted (the “Business”) (x) that is or could be materially adverse to the Company or the Business or (y) that requires or is reasonably likely to require the expenditure of Two Hundred Fifty Thousand Dollars ($250,000) or more, individually or in the aggregate.

3.7 Events Subsequent to the Date of the Financial Statements. Since September 30, 1999, the Company has not (i) issued any capital interest, stock, bond or other security, (ii) borrowed any amount or incurred or become subject to any liability (absolute, accrued or contingent), except liabilities and obligations created in the ordinary course of business, (iii) discharged or satisfied any lien or encumbrance or incurred or paid any obligation or liability (absolute, accrued or contingent) other than current liabilities shown on the Financial Statements, (iv) declared or made any payment or distribution to stockholders or purchased or redeemed any shares of its capital stock, (v) mortgaged, pledged or subjected to lien any of its assets, tangible or intangible, other than liens of current real property taxes not yet due and payable or mechanics’ or materialmen’s or similar inchoate liens relating to amounts not yet due and payable, (vi) sold, assigned or transferred any of its tangible assets or canceled any debt or claim, (vii) sold, assigned, transferred or granted any license with respect to any patent, trademark, trade name, service mark, copyright, trade secret or other intangible asset, (viii) suffered any material loss of property or waived any right of substantial value whether or not in the ordinary course of business, (ix) made any change in officer compensation, (x) made any material change in the manner of business or operations of the Company, (xi) entered into any transaction except in the ordinary course of business or as otherwise contemplated hereby or (xii) entered into any commitment (contingent or otherwise) to do any of the foregoing.

3.8 Litigation. There is no litigation, action, suit, proceeding or governmental investigation pending or, to the best knowledge of the Company, threatened against the Company or affecting any of the Company’s properties or assets, or against any officer, key employee or stockholder of the Company in his capacity as such, nor, to the best knowledge of the Company, is there any reasonable basis for such a claim nor has there occurred any event which questions the validity of this Agreement and the Related Agreements or any action taken or to be taken in connection herewith, including in each case, without limitation, actions pending or, to the best knowledge of the Company, threatened, involving the prior employment of any of the Company’s employees, the use in connection with the Business of any information or techniques allegedly proprietary to any of its former employees, or the obligations of the Company’s employees under any agreements with prior employers. There is no governmental investigation pending or, to the best knowledge of the Company, threatened against the Company or affecting any of the Company’s properties or assets, or against any officer, key employee or stockholder of the Company in his capacity as such or any reasonable basis for such an investigation. Neither the Company, nor, to the best of its knowledge, any officer, key employee or stockholder of the Company, in his capacity as such, is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency directed to such person or to the Company which may constitute a Material Adverse Change. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company currently intends to initiate.

3.9 Compliance with Laws and Other Instruments. The Company is not in violation in any material respect of any provision of its Certificate or Bylaws or any instrument, contract or other agreement or instrument to which it is a party nor, to its best knowledge, in any material respect of any judgment, order, writ, decree or statute, rule or regulation where the failure to be in such compliance would constitute a Material Adverse Change. Neither the execution, delivery or performance of this Agreement and the Related Agreements, nor the offer, issuance, sale or delivery of the Preferred Shares, with or without the giving of notice or passage of time, or both, will violate, or result in any breach of, or constitute a default under, or result in the imposition of any encumbrance in any material respect upon any asset of the Company pursuant to any provision of the Company’s Certificate, or, to the best knowledge of the Company, any statute, rule or regulation applicable to the Company, or any judgment, decree, judicial order, mortgage, indenture, lease, license or other agreement or instrument by which the Company is bound or to which the Company or any of its properties are subject.

3.10 Taxes. The Company has filed all tax returns (including statements of estimated taxes owed) required to be filed within the applicable periods for such filings and has paid all taxes required to be paid (other than those contested in good faith for which adequate reserves have been established), and has established adequate reserves (net of estimated tax payments already made) for the payment of all taxes payable in respect of the period subsequent to the last periods covered by such returns the failure of which would cause a Material Adverse Change. There is no pending dispute with any taxing authority relating to any of such returns and the Company has not received notice of any proposed liability for any tax to be imposed upon the properties or assets of the Company. No deficiencies for any tax are currently assessed against the Company, and no tax returns of the Company have ever been audited, and, to the actual best knowledge of the Company, there is no such audit pending or threatened. There is no tax lien, whether imposed by any federal, state or local taxing authority, outstanding against the assets, properties or business of the Company or its predecessor, except such liens for taxes not yet due and payable as may accrue in the ordinary course of. For the purposes of this Agreement, the term “tax” shall include all federal, state and local taxes, including income, franchise, property, sales, withholding, payroll and employment taxes.

3.11 Title to Property and Assets. The property and assets the Company owns are owned by the Company free and clear of all liens and encumbrances except (i) as reflected in the Financial Statements, (ii) for statutory liens for the payment of current taxes that are not yet delinquent, and (iii) for liens, encumbrances and security interests that arise in the ordinary course of business and minor defects in title, none of which, individually or in the aggregate, could materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in material compliance with all such leases and, to its best knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances, subject to clauses (i)—(iii). Set forth on Schedule 3.11 of the Disclosure Schedule is a correct and complete list of all material leases under which the Company is the lessee.

3.12 Patents, Trademarks, etc.

(a) Set forth on Schedule 3.12 is a list of all patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names and registered copyrights, and all applications for such that are in the process of being prepared, owned by or registered in the name of the Company, or of which the Company is a licensor or licensee or in which the Company has any right, except licenses to commercially available software legally in the possession of the Company and having a purchase price of less than $5,000 per copy. The Company owns and possesses sufficient legal right, title and interest in and to, or has obtained licenses to use, all software, software tools, works of authorship, copyrights, know-how, trade secrets and registered trade names (and to its actual best knowledge owns and possesses sufficient legal right, title and interest in and to, or has obtained licenses to use, all patentable inventions and common law tradenames) used in or necessary for the conduct of its Business, free and clear of all liabilities, charges, liens, pledges, mortgages, restrictions, adverse claims, security interests, rights of others and encumbrances (including, without limitation, distribution rights) (all of which are referred to as “Proprietary Rights”), except, in each case, where such failure would not constitute a Material Adverse Change. No claims have been asserted against the Company (and to the best knowledge of the Company there are no claims which are reasonably likely to be asserted against the Company or which have been asserted against others) by any person challenging the Company’s use or distribution of any trademarks, tradenames, copyrights, works of authorship, trade secrets, software, technology, know-how or processes utilized by the Company or challenging or questioning the validity or effectiveness of any license or agreement relating thereto. To the best knowledge of the Company, the use of any trademarks, tradenames, copyrights, works of authorship, software, technology, know-how or processes by the Company in its Business does not infringe on the rights of, constitute misappropriation of, or in any way involve unfair competition with respect to, any proprietary information or intangible property right of any third person or entity, including, without limitation, any patent, trade secret, copyright, trademark or tradename.

(b) To the best knowledge of the Company, all designs, drawings, specifications, source code, object code, documentation, flow charts and diagrams incorporated in any of the Company’s Proprietary Rights (the “Company Components”) constitute original creations of and were written, developed and created solely and exclusively by employees of the Company without the assistance of any third party or entity or were created by, or with the assistance of, third parties who assigned ownership of or licensed their rights to the Company in valid and enforceable agreements. The Company has at all times used commercially reasonable efforts to treat its trade secrets as confidential and has not disclosed or otherwise dealt with such items in such a manner as to cause the loss of such trade secrets by release into the public domain.

3.13 Agreements of Directors, Officers and Employees. To the knowledge of the Company, no director, officer or employee of or consultant to the Company is in violation of any restrictive covenants contained in any employment contract, non-competition agreement, non-disclosure agreement, patent disclosure or assignment agreement or other contract or agreement relating to the right of any such director, officer, employee or consultant to be employed or engaged by the Company, or relating to the use of trade secrets or proprietary information of others.

3.14 Governmental Approvals. The Company has all the permits, licenses, orders, franchises and other rights and privileges of all federal, state, local or foreign governmental or regulatory bodies necessary for the Company to conduct its business as presently conducted, except, in each case, where such failure would not constitute a Material Adverse Change. All such permits, licenses, orders, franchises and other rights and privileges are in full force and effect except, in each case, where such failure would not constitute a Material Adverse Change and, to the best knowledge of the Company, no suspension or cancellation of any of them is threatened.

3.15 Contracts and Commitments. All contracts, obligations or commitments to which the Company is a party or by which it is bound (including purchase orders to the Company or placed by the Company) (i) which involve obligations of, or payments to, the Company in excess of Two Hundred Thousand Dollars ($200,000), (ii) all agreements between the Company and its officers, directors, consultants and employees and (iii) all other agreements, oral or written, which are material to the Company and not entered into in the ordinary course of business are set forth on the list attached hereto as Schedule 3.15 (the “Contracts”). All of the Contracts are valid and binding obligations of the Company and in full force and effect in all material respects and enforceable by the Company in accordance with their respective terms in all material respects, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors, (ii) rules of law governing specific performance, injunctive relief or other equitable remedies (whether considered in a proceeding at law or in equity) or (iii) indemnification provisions to the extent limited by statutes, judicial decisions or public policy considerations. The Company is not in material default under any of such Contracts. To the best knowledge of the Company, no other party to any of the Contracts is in material default thereunder.

3.16 Securities Act. The Company has complied and will comply with all applicable federal or state securities laws in connection with the issuance and sale of the Preferred Shares, and, in reliance on the representations and warranties of the Purchaser in Section 4 hereof, the Company hereby asserts that (i) the offer, sale and issuance of the Preferred Shares in conformity with the terms of this Agreement will not result in a violation of the requirements of Section 5 of the Securities Act of 1933, as amended (the “Act”), or applicable blue sky laws and (ii) neither the Company nor anyone acting on its behalf has offered any of the Preferred Shares, or similar Preferred Shares, or solicited any offers to purchase any of such Preferred Shares, in such a manner as to bring the issuance and sale of the Preferred Shares under the registration provisions of the Act.

3.17 Registration Rights. The Company has not granted or agreed to grant any rights relating to registration of its capital stock under the Act or state securities laws other than those contained in this Agreement or the Related Agreements.

3.18 Insurance Coverage. Schedule 3.18 to the Disclosure Schedule contains an accurate summary of the insurance policies currently maintained by the Company. There are currently no claims in excess of $10,000 in the aggregate pending against the Company under any insurance policies currently in effect and covering the property, business or employees of the Company, and all premiums due and payable with respect to the policies maintained by the Company have been paid to date.

3.19 Employee Matters. The Company does not have in effect, and its assets are not subject to, any employment agreements, consulting agreements, deferred compensation, pension or retirement agreements or arrangements, bonus, incentive or profit-sharing plans or arrangements, or labor or collective bargaining agreements, written or oral. To the Company’s knowledge, the Company is in compliance in all material respects, with all applicable laws and regulations relating to labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. Each officer, director, employee and consultant of the Company has executed an agreement regarding confidentiality and proprietary information, the form of which is attached hereto as Exhibit F. Neither the execution nor delivery of this Agreement or the Related Agreements, nor the carrying on of the Business, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. Furthermore, the Company does not believe that it will be necessary for the Company to utilize any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by the Company except in cases where obtaining a license to do such is expected to be routine and license fees are not material to the Business.

3.20 Labor Agreements and Actions. The Company is not bound by or subject to (and none of its assets or properties are bound by or subject to) any contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the knowledge of the Company threatened, which could constitute a Material Adverse Change, nor is the Company aware of any labor organization activity involving its employees. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate his, her or its employment with the Company, nor does the Company have a current intention to terminate the employment of any of the foregoing. Subject to general principles related to wrongful termination of employees, the employment of each officer and employee of the Company is terminable at the will of the Company.

3.21 No Brokers or Finders. No person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company for any commission, fee or other compensation as a finder or broker because of any act or omission by the Company.

3.22 Transactions with Affiliates. There are no loans, leases or other continuing transactions involving more than $10,000 (in the aggregate) annually between the Company, any officer or director of the Company or any person owning five percent (5%) or more of the voting power of the Company on the one hand and any respective family member or affiliate of such officer, director or stockholder on the other hand. The Company is not indebted, directly or indirectly, to any of its officers or directors or to their respective spouses or children, in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the ordinary course of business or relocation expenses of employees. To the Company’s best knowledge, none of the Company’s officers or directors, or any members of their immediate families, are, directly or indirectly, indebted to the Company (other than in connection with purchases of the Company’s stock) or have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that officers, directors and/or stockholders of the Company may own stock in (but not exceeding two percent of the outstanding capital stock of) any publicly traded companies that may compete with the Company. To the Company’s best knowledge, none of the Company’s officers or directors or any members of their immediate families are, directly or indirectly, interested in any material contract with the Company. The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

3.23 Assumptions, Guarantees, etc., of Indebtedness of Other Persons. The Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on or for any indebtedness of any other person, except guarantees by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

3.24 Disclosures. Neither this Agreement, any Schedule or Exhibit to this Agreement, the Related Agreements, the Financial Statements, nor any other agreement, document or statement made by the Company and furnished by the Company to the Purchasers or the Purchasers’ special counsel in connection with the transactions contemplated hereby, contains any untrue statement of material fact or, when taken as a whole, omits to state any material fact necessary to make the statements contained herein or therein not misleading. There is no fact known to the Company that has not been disclosed herein or in any other agreement, document or statement furnished by the Company to the Purchaser or its special counsel in connection with the transactions contemplated hereby which materially adversely affects or is reasonably likely to materially and adversely affect the business, properties, assets, prospects or financial condition of the Company. The Company has fully provided the Purchaser with all the information that

Purchaser has requested for deciding whether to acquire the Preferred Shares and all information that the Company believes is reasonably necessary to enable the Purchaser to make such a decision.

3.25 Year 2000 Compatibility. All of the Company’s and any of its subsidiary’s products (including products currently under development) record, store, process and calculate and present calendar dates falling on and after January 1, 2000, and calculate any information dependent on or relating to such dates in the same manner and with the same functionality, data integrity and performance as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively “Year 2000 Compliant”). All of the Company’s and any of its subsidiary’s material products will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000. All of the Company’s and any of its subsidiary’s internal computer systems, including without limitation, its accounting systems, are Year 2000 compliant and, to its best knowledge, the Company will have no material liabilities as a result of the failure of its products or any third party products to be Year 2000 Compliant.

4. Representations and Warranties of Purchaser and Restrictions on Transfer Imposed by the Securities Act.

4.1 Representations and Warranties by the Purchaser. Purchaser represents and warrants to the Company as follows:

(a) Investment Intent. This Agreement is made with Purchaser in reliance upon Purchaser’s representations to the Company, evidenced by Purchaser’s execution of this Agreement, that Purchaser is acquiring the Preferred Shares and the Common Stock issuable upon conversion of the Preferred Shares (collectively the “Conversion Shares”) for investment for such Purchaser’s own account and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Act and the Law (or other applicable blue sky laws). Purchaser has the full right, power and authority to enter into and perform this Agreement and the Related Agreements, and this Agreement and the Related Agreements constitute valid and binding obligations upon it enforceable in accordance with their terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors, (ii) rules of law governing specific performance, injunctive relief or other equitable remedies (whether considered in a proceeding at law or in equity) or (iii) indemnification provisions to the extent limited by statutes, judicial decisions or public policy considerations.

(b) Shares Not Registered. Purchaser understands and acknowledges that the offering of the Preferred Shares pursuant to this Agreement will not be registered under the Act or qualified under applicable blue sky laws on the grounds that the offering and sale of Preferred Shares contemplated by this Agreement are exempt from registration under the Securities Act and exempt from qualification pursuant to the applicable provisions of applicable blue sky laws, and that the Company’s reliance upon such exemptions is predicated upon such Purchaser’s representations set forth in this Agreement. Each Purchaser acknowledges and understands that the Conversion Shares must be held indefinitely unless the Conversion Shares are subsequently registered under the Act and qualified under applicable blue sky laws or an exemption from such registration and such qualification is available.

(c) No Transfer. Purchaser covenants that in no event will it dispose of any of the Conversion Shares (other than in conjunction with an effective registration statement for the Preferred Shares under the Act) unless and until (i) such Purchaser shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition and (ii) if reasonably requested by the Company, Purchaser shall have furnished the Company with an opinion of counsel reasonably satisfactory in form and substance to the Company to the effect that (x) such disposition will not require registration under the Act and (y) appropriate action necessary for compliance with the Act, applicable blue sky laws and any other applicable state, local or foreign law has been taken. It is agreed that the Company will not require opinions of counsel for ordinary transactions by Purchaser made pursuant to Rule 144.

(d) Permitted Transfers. Notwithstanding the provisions of subsection (c) above, no registration statement or opinion of counsel shall be necessary for a transfer by Purchaser, if (i) it is a partnership, to a partner of such partnership or a former partner of such partnership who leaves such partnership after the date hereof, or to the estate of any such partner or former partner, (ii) in the case of an individual, the transfer by gift, will or intestate succession of any partner to his spouse or lineal descendants or ancestors (iii) if in the case of a corporation, to a parent corporation, subsidiary or affiliate or (iv) in the case of an LLC, to its members or former member who leaves the LLC after the date hereof, or to the estate of such member or former member if the transferee agrees in writing to be bound by the terms of this Agreement and the Related Agreements to the same extent as if he were an original Purchaser hereunder provided that the Company shall receive written notice of such transfer within ninety (90) days of its completion.

(e) Knowledge and Experience. Purchaser (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of Purchaser’s prospective investment in the Conversion Shares, (ii) has the ability to bear the economic risks of Purchaser’s prospective investment, (iii) has been furnished with and has had access to such information as Purchaser has considered necessary to make a determination as to the purchase of the Conversion Shares together with such additional information as is necessary to verify the accuracy of the information supplied, (iv) has had all questions which have been asked by Purchaser satisfactorily answered by the Company and (v) has not been offered the Conversion Shares by any form of advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any such media.

(f) Accredited Investor. Purchaser is an “accredited investor” within the meaning of Rule 501 promulgated by the Securities and Exchange Commission (“SEC”) under the Act.

(g) Holding Requirements. Purchaser understands that if the Company does not (i) register its Common Stock with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), (ii) become subject to Section 15(d) of the Exchange Act, (iii) supply information pursuant to Rule 15c2-11 thereunder or (iv) have a registration statement covering the Conversion Shares (or a filing pursuant to the exemption from registration under Regulation A of the Act covering the Conversion Shares) under the Act in effect when it desires to sell the Conversion Shares, Purchaser may be required to hold the Conversion Shares for an indeterminate period. Purchaser also understands that any sale of the Conversion Shares that might be made by such Purchaser in reliance upon Rule 144 under the Act may be made only in limited amounts in accordance with the terms and conditions of that rule.

4.2 Legends. Each certificate representing the Conversion Shares may be endorsed with the following legends:

(a) Federal Legend. THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND ARE “RESTRICTED SHARES” AS DEFINED IN RULE 144 PROMULGATED UNDER THE ACT. THE SHARES MAY NOT BE SOLD OR OFFERED FOR

SALE OR OTHERWISE DISTRIBUTED EXCEPT (i) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT OR (ii) IN COMPLIANCE WITH RULE 144, OR (iii) PURSUANT TO AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION OR COMPLIANCE IS NOT REQUIRED AS TO SAID SALE, OFFER OR DISTRIBUTION.

(b) Other Legends. Any other legends required by other applicable state blue sky laws.

4.3 Removal of Legend and Transfer Restrictions. Any legend endorsed on a certificate pursuant to subsection 4.2(a) and the stop transfer instructions with respect to such legended Conversion Shares shall be removed, and the Company shall issue a certificate without such legend to the holder of such Conversion Shares if such Conversion Shares are registered under the Act and a prospectus meeting the requirements of Section 10 of the Act is available or if such holder satisfies the requirements of Rule 144(k) and, where reasonably deemed necessary by the Company, the holder of the Conversion Shares provides the Company with an opinion of counsel for such holder, reasonably satisfactory to the Company, to the effect that (i) such holder meets the requirements of Rule 144(k) or (ii) a public sale, transfer or assignment of such Conversion Shares may be made without registration.

4.4 Rule 144. Purchaser is aware of the adoption of Rule 144 by the SEC promulgated under the Act, which permits limited public resales of Preferred Shares acquired in a nonpublic offering, subject to the satisfaction of certain conditions. Purchaser understands that under Rule 144, the conditions include, among other things, the availability of certain current public information about the issuer and the resale occurring not less than one (1) year after the party has purchased and paid for the Preferred Shares to be sold.

5. Conditions to Closing.

5.1 Conditions to Purchaser’s Obligations at the Closing. The obligation of the Purchaser to purchase the Preferred Shares at the Initial Closing is subject to the fulfillment to Purchaser’s sole satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived in accordance with the provisions of Section 7.3 hereof.

(a) Representations and Warranties Correct, Performance of Obligations. The representations and warranties made by the Company in Section 3 hereof, when read together with Exhibit D, shall be true and correct when made, and shall be true and correct in all respects on the Closing Date with the same force and effect as if they had been made on and as of said date. The Company shall have performed in all material respects all obligations and conditions herein required to be performed or observed by it on or prior to the Closing Date.

(b) Consents and Waivers. The Company shall have obtained in a timely fashion any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement.

(c) Board of Directors; Board Committees. The Company shall have taken all necessary corporate action such that immediately following the Closing the Board of Directors of the Company shall be set at seven (7). The holders of Common Stock and the Preferred Stock, voting together as a single class, shall be entitled to elect six (6) directors (the “Common Directors”), one of whom shall be the Chief Executive Officer of the Company (the “CEO”). The holders of the Series B Preferred Stock, voting together as a single class, shall be entitled to elect one (1) director (the “Series B Director”). The Board may be subsequently expanded to include two (2) additional outside directors, one

(1) of which shall be selected by the Common Directors and one (1) of which shall be selected by the Series A Director

(d) Filing of the Certificate. The Certificate shall have been filed with the Secretary of State of the State of Delaware.

(e) Rights Agreement. The Company and Purchaser shall have executed the Investor Right’s Agreement attached hereto as Exhibit C.

(f) Stockholders’ Agreement. The Stockholders’ Agreement dated as of December 17, 1999 by and among the Company and each of its stockholders shall have been amended and restated as provided in Exhibit B attached hereto.

(g) Compliance Certificate. The Company shall have delivered a Certificate, executed by the President of the Company and dated the Closing Date and any additional Closing date, certifying to the fulfillment of the conditions specified in subsections (a) and (b) of this Section 5.1.

(h) Opinion of Counsel. The Purchaser shall have received an opinion from Brobeck, Phleger & Harrison, LLP, the Company’s counsel, in substantially the form attached hereto as Exhibit G.

(i) Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Stock pursuant to this Agreement shall be obtained and effective as of the Closing.

(j) Due Diligence. The Purchaser shall be satisfied, in Purchaser’s sole discretion, with its due diligence investigation of the Company

5.2 Conditions to Obligations of the Company at the Closing. The Company’s obligation to sell and issue the Preferred Shares at the Closing is subject to the fulfillment to the satisfaction of the Company on or prior to the Closing Date of the following conditions, any of which may be waived in accordance with the provisions of Section 7.3 hereof:

(a) Representations and Warranties Correct. The representations and warranties made by Purchaser in Section 4 hereof shall be true and correct when made, and shall be true and correct on the Closing Date with the same force and effect as if they had been made on and as of said date.

(b) Conditions Fulfilled. The conditions set forth in subsections (b), (e), (f), (g), (h) and (i) of Section 5.1 shall have been fulfilled.

(c) Payment of Purchase Price. The Purchaser shall have delivered the purchase price specified in Section 1.2 hereof.

6. Termination.

6.1 Termination by Mutual Written Consent. This Agreement may be terminated, and the transactions contemplated hereby abandoned, at any time prior to the Closing by the written agreement of the Company and the Purchasers

6.2 Termination for Breach. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing (or any date to which the Closing may have been extended by the written agreement of the parties obligated to perform on such Closing) by any party obligated to perform on the Closing if the conditions for its benefit set forth in Sections 5.1 and 5.2, as the case may be, have not been satisfied on or prior to the Closing and if the conditions for the benefit of the other parties have been satisfied or waived, and if such performing party shall have given written notice of termination to the non-performing party.

6.3 Rights After Termination. Upon termination of this Agreement under this Section 6, the parties shall be released from all obligations arising hereunder, except as to any liability for misrepresentations, breach or default in connection with any warranty, representation, covenant, duty or obligation given, occurring or arising prior to the date of termination.

7. Miscellaneous.

7.1 Survival of Representations. The representations, warranties, covenants and agreements made herein or in any certificates or documents executed in connection herewith shall survive the execution and delivery hereof and the closing of the transaction contemplated hereby.

7.2 Parties in Interest. Except as otherwise set forth herein, all covenants, agreements, representations, warranties and undertakings contained in this Agreement shall be binding on and shall inure to the benefit of the respective successors and assigns of the parties hereto (including transferees of any of the Preferred Shares).

7.3 Amendments and Waivers. Amendments or additions to this Agreement may be made, and compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively) upon the written consent of the Company and the holders of a majority of the Preferred Shares (or Common Stock issued upon conversion of the Preferred Shares). Prompt notice of any such amendment or waiver shall be given to any person who did not consent thereto

7.4 Notices. All notices, requests, consents, reports and demands shall be in writing and shall be hand delivered, sent by facsimile or other electronic medium, or mailed, postage prepaid, to the Company or to the Purchaser at the address set forth below on the Schedule of Purchasers to this Agreement or to such other address as may be furnished in writing to the other parties hereto.

7.5 Expenses. Each party hereto will pay its own expenses in connection with the transactions contemplated hereby; provided, however, that if the acquisition of the Preferred Shares is consummated, the Company shall pay the fees and disbursements of E*Law Group, special counsel to the Purchasers, which fees shall not exceed $25,000 and which expenses shall not exceed $3,000.

7.6 Counterparts. This Agreement and any Exhibit hereto may be executed in multiple counterparts, each of which shall constitute an original but all of which shall constitute but one and the same instrument. One or more counterparts of this Agreement or any Exhibit hereto may be delivered via telecopier, with the intention that they shall have the same effect as an original counterpart hereof.

7.7 Effect of Headings. The article and section headings herein are for convenience only and shall not affect the construction hereof.

7.8 Adjustments. All provisions of this Agreement shall be automatically adjusted to reflect any split of capital interests (in the nature of a stock split), distribution of additional capital interests to the existing holders of capital interests (in the nature of a stock dividend) or other such form of recapitalization.

7.9 Governing Law. This Agreement shall be deemed a contract made under the laws of California and together with the rights and obligations of the parties hereunder, shall be construed under and governed by the laws of California.

7.10 Entire Agreement. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and they supersede, merge and render void every other prior written and/or oral understanding or agreement among or between the parties hereto.

7.11 Severability. In case any provision of this Agreement shall be found by a court of law to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Series B Convertible Preferred Stock Purchase Agreement as of the date first written above.

PROFLOWERS, INC.

By:	/s/ Steve Kemper
Steve Kemper
Chief Financial Officer

PURCHASER:

INTERNET FLORAL CONCEPTS, L.P.

By:	JP INTERNATIONAL, LLC

By:	/s/ Jared P. Schutz
Jared P. Schutz, Managing Member

SIGNATURE PAGE TO PURCHASE AGREEMENT

EXHIBIT A

Amended and Restated Certificate of Incorporation

of ProFlowers, Inc.

(SEE TAB 3)

EXHIBIT B

Amended and Restated Stockholders’ Agreement

(SEE TAB 8)

EXHIBIT C

Investors’ Rights Agreement

(SEE TAB 7)

EXHIBIT D

Form of Promissory Note

(SEE TAB 18)

EXHIBIT E

Disclosure Schedule

(SEE TAB 13)